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                                                                     EXHIBIT 5.1
                                 August 29, 1996

Phoenix Technologies Ltd.
2770 De La Cruz Boulevard
Santa Clara, California 95050

Ladies and Gentlemen:

     I have been asked by you to examine the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on August 29, 1996 in connection with the registration under the Securities Act of 1933, as amended, of 147,959 shares of your Common Stock, par value $.001 per share (the "Stock"), that may be sold by you pursuant to options granted by Virtual Chips, Inc. ("Virtual Chips") to its employees, consultants, independent contractors and consultants pursuant to its 1994 Stock Option Plan, as amended (the "Virtual Chips Plan"), or otherwise. Such options were assumed by you pursuant to that certain Agreement and Plan of Reorganization dated July 16, 1996 among you, Spud Acquisition Corporation, and Virtual Chips.

     As Vice President, General Counsel and Secretary of the Company, I have examined the proceedings taken by Virtual Chips and by you in connection with the granting and assumption of such options.

     It is my opinion that the 147,959 shares of Stock that may be issued and sold by you pursuant to the exercise of such options will, when issued and sold in the manner referred to in the prospectus associated with the Registration Statement and the Virtual Chips Plan and the related option agreements, be legally issued, fully-paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement and any amendments thereto.

                                   Very truly yours,



                                   /s/Scott C. Neely
                                   Scott C. Neely
                                   Vice President, General Counsel and Secretary

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